Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

R1 RCM INC.

R1 RCM Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it with the following (the “Amendment”):

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 755,000,000 shares, consisting of (i) 750,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

SECOND: The foregoing Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by a duly authorized officer of the Corporation on this 17 day of June, 2022.

R1 RCM INC.

By:	/s/ Rachel Wilson
Name: Rachel Wilson
Title: Executive Vice President and Chief Financial Officer

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